Exhibit 4.57

This is an English translation

Agreement No.:

121180102032

International Electronic Headquarters of the Electronic Zone

Qihu 360 Headquarters Program

Purchase Agreement for

Ground Floor of Tower B

Beijing Electronic Zone Co., Ltd.

Beijing Qichuang Yousheng Keji Co., Ltd.

August 31, 2012

Beijing

Party A: Beijing Electronic Zone Co., Ltd.

Address: A 12 Jiuxianqiao Road, Chaoyang District, Beijing

Zip Code: 100015

Business License No: 110000005030270

Legal Representative and Person in Charge: Wang Yan            Contact Tel.: 010-58833501

Party B: Beijing Qichuang Yousheng Keji Co., Ltd.

Address: Room 517, Block 46, No. 9 Radio Components Factory (2-1), Shengou Village, Chaoyang District, Beijing

Zip Code: 100025

Business License No: 110105015122088

Legal Representative and Person in Charge: Chen Zhengyu     Contact Tel.: 58781000

Whereas:

1. Party A has undertaken the reconstruction of the Electronic Zone as an old industrial base, and the construction of the East Area of the Electronic Zone in Zhongguancun Science Park, as well as investment solicitation thereof.

1.1 Party A has legally obtained the land use rights to the state-owned land 3# with a size of 19,669.36 square meters (usable floor area) at the International Electronic Headquarters of the Electronic Zone (Land Use Right Certificate: Jing Chao Guo Yong (2007) No. 0479; land use: research and development; expiration date: December 8, 2056).

1.2 Party A warrants that the state-owned land use rights regarding the Property (as defined herein) under this Agreement and the construction in progress are free from any pledge, lawsuit, arbitration or other limitation of rights.

1.3 Party A has obtained the approval for the Project of Building 2# on Land 3# from the competent authorities, the Planned Permit of Building (No.: Jian Zi No. 110000200900546, 2009 Gui Jian Zi No. 0214) and the Building Construction Permit (No.: [2010] Shi [Chao] Jian Zi No. 0198).

1.4 As of the date of this Agreement, Party B was informed that the main body, electrical and mechanical engineering and architectural curtain wall of the Property had been completed and the outdoor landscaping was under construction. Party B agrees to purchase the Property subject to Appendix 5 “Standards on Delivery of the Property” of this Agreement.

2. As a leading internet security software product and service provider, Party B meets the industrial guidance of the Science Park of the Electronic Zone in respect of industrial positioning and business. Upon fully understanding the project of “International Electronic Headquarters of Zhongguancun Electronic Zone” as well as other information concerned, Party B decides to purchase Building 2# on Land 3# in the International Electronic Headquarters from Party A to locate its headquarters and use the Property for the approved purposes and undertakes that it will register the Property as its principal office and for the purpose of tax payment after entry.

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Both parties have reached the following agreement through negotiation based on equality, voluntariness and fairness and in accordance with the relevant laws and regulations.

Article 1 The Property

1.1 Scope of the Property:

For the purpose of this Agreement, the “Property” refers to Ground Floor, Tower B, Building 2# on Land 3# at International Electronic Headquarters, Jiuxianqiao Road, Chaoyang District, Beijing (see Appendix 1). The main body of the building is a frame-shear structure with 17 floors. The Property consists of the ground floor of the east wing. The gross floor area of the Property is estimated at 1,950.95 square meters

See Appendix 2 for details. The area indicated above shall be subject to registration in the Certificate of Title.

1.2 Confirmation of Area of the Property:

The gross floor area of the Property is estimated at 1,950.95 square meters (see Appendix 3 for details). Both parties agree that the floor area will be for reference only whereas the actual floor area of the Property shall be subject to the confirmed area to be registered under the relevant Certificate of Title.

Article 2 Purchase Consideration of the Property and Schedule of Payment

2.1 Consideration of the Property:

The purchase consideration of the Property shall be RMB20,000 (RMB Twenty Thousand) per square meter of gross floor area and is estimated to be RMB39,019,000 (RMB Thirty Nine Million and Nineteen Thousand) (the “Purchase Consideration”) which is calculated on the basis of the estimated gross floor area.

2.2 Payment

The final price shall be adjusted and settled according to the said registered title area, and in case of any divergence between the contractual area and such registered title area, the latter shall prevail. The payment shall be settled within 30 working days after completion of the title registration from both parties and agreement of the purchase consideration adjustment (if any) in writing.

2.3 Schedule of Payment

Party B will settle the Purchase Consideration by installments.

The schedule of payment shall be as follows:

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2.3.1 Party B shall pay fifteen percent (15%) of the Purchase Consideration, i.e., RMB5,852,850 (RMB Five Million Eight Hundred and Fifty Two Thousand Eight Hundred and Fifty) to Party A before September 30, 2012.

2.3.2 Party B shall pay the remaining eighty-five percent (85%) of the Purchase Consideration, i.e., RMB33,166,150 (RMB Thirty Three Million One Hundred and Sixty Six Thousand One Hundred and Fifty) to Party A before January 31, 2013.

2.4 Both parties agree that Party A shall issue an official invoice to Party B upon receipt of the total Purchase Consideration paid by Party B pursuant to the schedule prescribed in Article 2.3.

2.5 Party A’s Bank Account:

Party A notifies Party B to directly remit the said installments to Party A’s bank account, details of which are as follows:

A/C bank: Electronic Zone Science Park Branch, China Construction Bank

Account name: Beijing Electronic Zone Co., Ltd.

Account No:

Article 3 Delivery of the Property

3.1 Party A shall complete construction and inspection of the Property before February 1, 2013 (hereinafter referred to as the “agreed date of delivery”) and notify Party B to acknowledge acceptance of the Property in writing twenty (20) working days prior to the agreed date of delivery. Party A shall be entitled to refuse delivery of the Property without any liability for delay of delivery in the case Party B has caused any delay in payment of the Purchase Consideration and Party A fails to receive the agreed amount before the agreed date of delivery. The following standards shall be satisfied upon delivery of the Property:

(1) The Property being completed and be deliverable;

(2) The Approval for Acceptance of Planning and the Form of Final Completion for Filing regarding the Property being obtained;

(3) The utilities of water supply and power supply and elevators are in working order;

(4) All other facilities of the Property shall reach the standards for delivery as prescribed in Appendix 5; and

(5) The Property shall satisfy other legal standards for completion and comprehensive inspection.

When delivering the Property, Party A shall provide Party B with the construction and project materials related to the Property, including:

(1) Final acceptance materials, such as the general plan of completed projects and as-built drawings of single building, structure, equipment and supported facilities;

(2) Copies of the Form of Final Completion for Filing; and

(3) Other materials relevant to the Property and the property management thereof.

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3.2 Party B shall inspect the Property within twenty (20) working days after receiving Party A’s delivery notice and shall issue an acceptance notice if the Property passes the acceptance inspection. In the case where the Property has been found in violation with any requirement under national or local laws, regulations, rules and norms concerned, or as well as Appendix 5 during inspection, Party B shall issue a rectification notice in writing. Party A shall complete such rectification within one month; if impossible, it shall provide a written rectification commitment to Party B, assuring Party B of the term of rectification and quality. If Party B believes the Property, after rectification, is in material violation with any relevant laws and regulations, or significantly inconsistent with the delivery standards and may actually affect the legal rights and interests of Party B, Party B may appoint an evaluation agency acceptable to both parties to conduct an evaluation. If Party B’s opinion is confirmed after evaluation, Party B shall be entitled to refuse delivery by sending a written notice to Party A and the liabilities for delay of delivery as well as the evaluation fees shall be borne by Party A. Otherwise, Party B shall bear the evaluation fees.

3.3 Failure of Party B to issue an acceptance notice or a written rectification notice within 20 working days after Party A issues the delivery notice shall be deemed as acceptance by Party B of the Property.

3.4 Both parties shall execute the Delivery Receipt of the Property after the inspection and acceptance of the Property. The date of the Delivery Receipt of the Property shall be deemed as the date of actual delivery of the Property (hereinafter referred to as the “actual delivery date”) and Party A shall be deemed performed of its obligation of delivery. If Party B delays execution of or is reluctant to execute the Delivery Receipt of the Property after the Property after the inspection and acceptance of the Property, or if Party A provides the rectification commitment, it shall be deemed that Party A has performed its obligation of delivery.

3.5 Both parties agree that any and all risks of damage and loss of the Property shall be transferred to Party B and any and all expenses related to the Property, including property management fees and utilities fees, shall be borne by Party B from the actual delivery date. Party B shall assume any and all liabilities and obligations stipulated in the rules of the property management company concerning property use, management and maintenance.

3.6 If the Property fails to be delivered before or on the agreed date of delivery due to any fault on the part of Party B, the risks and expenses incurred during this period, including damage or loss of the Property and property management fee, shall be assumed by Party B.

3.7 Both parties shall separately execute a maintenance agreement.

3.8 Party B shall have the right to name the Property or set up its trade name, logo, nameplate, direction boards or billboards on the roof or on the external wall of or around the Property, provided that the specific plan on such naming and setup shall be subject to the consent of Party A and be harmonious with the overall planning of the International Electronic Headquarters and conform to the requirements by the competent authorities in this regard. Party B shall be liable for going through relevant approval procedures and Party A promises to provide relevant documents and certifications. All the expenses arising from or related to such approval and examination procedures shall be borne by Party B.

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3.9 Given the titles of the building, of which the Property is a part, and the corresponding underground parking area belongs to Party A, Party A agree to lease the remaining parking lots to Party B in the proportion of the area it bought after appropriating several public parking lots;

3.9.1 Party A may determine the specific position of such parking lots in the principle of a near position to the Property;

3.9.2 Party A shall grant rent concession to Party B;

3.9.3 The parking lots rent by Party B may not be used for other purposes except for parking by employees of Party B; and

3.9.4 The number, position and rent of the parking lots shall be separately negotiated by both parties.

3.10 Party B agrees to appoint Party A’s property management company to provide property management services, which may be separately stipulated in the Property Management Service Agreement.

Article 4 Certificate of Title

4.1 Party A shall guarantee to obtain the Certificate of Title in Party B’s name within three (3) years after delivery of the Property, provided that Party A receives the price due in full amount (except for the balance for difference between the estimated and actual areas) and complete documents required. If Party A delays or fails to obtain the Certificate of Title due to any fault on the part of Party B, including but without limitation to failure of Party B to pay any taxes or fees, Party A will not assume any breach liabilities, except for assistance to obtain the Certificate of Tile.

4.2 Both parties agree that the taxes and fees incurred during the process of obtaining the Certificate of Title shall be assumed by both parties respectively pursuant to relevant national provisions.

4.3 Since the Property is located in the Scientific Park of Zhongguancun Electronic Zone, Party B is not allowed to transfer it in accordance with the relevant provisions in principle; if transfer is necessary, Party B shall give a prior notice to Party A and Party A shall have the preemptive rights under the same conditions.

Article 5 Liabilities for Breach

5.1 Principle

Both parties shall enjoy and perform the rights and obligations as stipulated in this Agreement in good faith. In case of any breach of this Agreement, the default party shall assume its breach liabilities and pay damages to the non-default party. The express provisions on percentage of damages stipulated in this Agreement, if any, shall be executed. If both parties breach the Agreement, each party shall respectively assume its liabilities according to the extent or severity of its fault.

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The non-default party shall be entitled to require the default party to make corrections and any legal liabilities arising thereof shall be assumed by the default party.

5.2 Party A’s Liabilities for Breach

The following provisions shall apply if Party A fails to perform any of its obligations within the time limits as stipulated in this Agreement:

5.2.1 Party A shall pay Party B the damages equal to 0.01% of the amount paid by Party B per day if the Property failed to be delivered to Party B before or on the agreed date of delivery due to any fault on the part of Party A. Party B shall be entitled to cancel this Agreement if the Property has not been delivered more than 180 days after the agreed date of delivery. If Party B cancels this Agreement, Party A shall refund the amount paid by Party B within 30 days from the date of Party B’s notice on cancellation of the agreement and pay the damages equal to five percent (5%) of the total price of this Agreement to Party B. If Party B does not choose to cancel this Agreement, Party A shall pay Party B the damages equal to 0.01% of the amount paid by Party B per day from the next day to the agreed date of delivery and until the actual delivery date, and this Agreement shall continue to be performed.

5.2.2 Party A shall pay Party B the damages equal to 0.01% of the amount paid by Party B per day if Party A fails to perform its obligation under Article 4.1 due to any fault on the part of Party A. Party B shall be entitled to cancel this Agreement if Party A fails to perform such obligation more than 180 days after the agreed date. If Party B cancels this Agreement, Party A shall refund the amount paid by Party B within 30 days from the date of Party B’s notice on cancellation of the agreement and pay the damages equal to five percent (5%) of the total price of this Agreement to Party B.

5.2.3 Except as otherwise stipulated herein, Party A undertakes that it will not resell the Property to others and it has not and will not create any mortgage over the Property; otherwise, Party A shall pay the damages equal to thirty percent (30%) of the total price of this Agreement to Party B and continue to perform this Agreement at Party B’s discretion.

5.3 Party B’s Liabilities for Breach

The following provisions shall apply if Party B fails to perform any of its obligations within the time limits as stipulated in this Agreement:

5.3.1 If Party B fails to pay any amount within 180 days after the date of payment due to any fault on the part of Party B, Party B shall pay the damages equal to 0.01% of the amount due per day to Party A from the next day to the date of payment as stipulated in this Agreement and until the amount due is paid in full amount and this Agreement shall continue to be performed.

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5.3.2 Party B agrees that if Party B does not pay any amount due more than 180 days after the date of payment due to any fault on the part of Party B, Party A may cancel this Agreement, resell the Property to any person and refund the amount paid by Party B, and Party B shall pay Party A the damages equal to five percent (5%) of the total price of this Agreement. If Party A does not choose to cancel this Agreement, Party B shall pay Party A the damages equal to 0.01% of the amount overdue per day from the next day to the date of payment as stipulated in this Agreement and until the amount due is paid in full amount and this Agreement shall continue to be performed.

5.4 Except as specifically stipulated in Article 6 herein and exercise by either party of its right to unilaterally cancel this Agreement pursuant to the Agreement, neither party may terminate this Agreement without cause. Any party who cancels this Agreement for causes other than legal provision or agreements herein shall pay the other party damages equal to ten percent (10%) of the total price of this Agreement.

5.5 Any party who has to refund all amounts and/or pay damages to the other party pursuant to this Agreement due to its breach of the Agreement, shall refund all amounts as stipulated in the Agreement and pay such damages within thirty (30) days after receiving the written notice from the non-default party; otherwise, the default party shall pay the non-default party damages equal to 0.01% of the total price per day from the date when it shall pay such damages and until the damages are paid in full amount.

Both parties acknowledge that the non-default party shall be entitled to deduct the damages or other compensations for damage that the default party shall pay pursuant to the Agreement from the amounts payable or receivable.

Article 6 Termination of Agreement

6.1 This Agreement may:

(1) be early terminated if both parties reach a new agreement in writing through negotiations;

(2) be automatically terminated after both parties fully perform their obligations;

(3) be terminated by one party by sending a written notice to the other party who is or becomes legally incapable of continuing to perform this Agreement due to bankruptcy, wind-up or cancellation of business license;

(4) be terminated by either party by sending a notice to the other party if this Agreement cannot be performed due to any force majeure event; or

(5) be terminated or cancelled due to other reasons as stipulated in laws, regulations or this Agreement.

6.2 Either party who terminates or cancels this Agreement pursuant to laws or regulations or this Agreement, shall issue a written notice of termination or cancellation to the other party, and this Agreement shall be terminated or cancelled upon receipt of such notice by the other party. The non-default party shall be entitled to make claims against the other party in accordance with laws, regulations and this Agreement.

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Article 7 Confidentiality

7.1 Except as otherwise stipulated in this Agreement, laws and regulations and provisions of stock exchanges, each party shall, at any time after the date of this Agreement, keep confidential the following information it obtains in the process of negotiation, execution and performance of this Agreement (hereinafter referred to as the “confidential information”) and may not disclose such information to a third party or use such information for purposes other than stipulated in this Agreement without prior written consent of the other party:

(1) Any information related to negotiations concerning this Agreement;

(2) Any information related to any trade or term under this Agreement; and

(3) Any information related to both parties to this Agreement and their affiliates.

7.2 Each party shall cause its employees, officials, representatives or agents, professional consultants or other affiliates or associated persons to perform the confidential obligation under Article 7.1 herein and prohibits the persons who access to such information from using such confidential information for any business activities irrelevant to this Agreement.

7.3 The confidentiality obligation under Article 7 shall not apply to such confidential information that:

(1) has been or is known to the public before disclosure by the other party;

(2) is required to be disclosed or used by mandatory provisions of law or by court;

(3) is disclosed or used with the prior written consent of the other party; or

(4) is announced or disclosed in accordance with this Agreement or for the purpose of fulfilling the transactions under this Agreement (including announcement in the trading system).

7.4 The confidentiality obligation under this Agreement shall survive the termination of this Agreement.

Article 8 Force Majeure

8.1 A force majeure event refers to any event that is unpredictable, inevitable and uncontrollable and may prevent the performance of this Agreement, including but without limitation to such natural disasters as flood and earthquake and such social events as war, strike, riot, and promulgation of new laws and regulations and launch of new policies, administrative measures by government and governmental acts.

8.2 In case of any force majeure event, the affected party shall notify the other party of the force majeure event in a timely manner and provide the proving document issued by relevant organs in the place where the event occurs within 14 days after the force majeure event occurs. In addition, both parties shall do their utmost to take necessary measures to reduce the impacts of such force majeure event. The prevented party shall notify the other party in a timely manner after the impact of such force majeure event eliminates.

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8.3 Except as otherwise provided for by law, either party who is prevented from performing this Agreement by force majeure may be exempted from any breach liabilities according to the impacts of such force majeure.

Article 9 Effectiveness and Version

9.1 This Agreement shall enter into force upon signature and seal by both parties.

9.2 This Agreement has been prepared in six (6) originals and each party keeps three (3) of them, which shall be of equal legal force.

Article 10 Dispute Settlement

10.1 Any dispute between both parties shall be settled through negotiations; if a negotiation fails, the dispute may be filed to the People’s court for settlement in the place where the Property is located in accordance with the laws and regulations of the People’s Republic of China.

Article 11 Appendixes to the Agreement

Appendix 1: Location of International Electronic Headquarters

Appendix 2: General Plan of Land 3# in International Electronic Headquarters

Appendix 3: Technical Report on Estimation of the Area of Building 2# on Land 3# in International Electronic Headquarters (subject to the report with the special stamp for mapping results submitted for filing)

Appendix 4: Copies of Business License of Both Parties (with Official Stamps)

Appendix 5: Standards on Delivery of the Property

Appendix 6: Planning of Property (for reference only and subject to as-built drawings)

Party A: Beijing Electronic Zone Co., Ltd.

(Company Chop):          /s/ [Company Stamp of Beijing Electronic Zone Co., Ltd.]

Legal (Authorized) Representative:          /s/

Signing Date: August 31, 2012 in Beijing

Party B: Beijing Qichuang Yousheng Keji Co., Ltd.

(Company Chop):          /s/ [Company Stamp of Beijing Qichuang Yousheng Keji Co., Ltd.]

Legal (Authorized) Representative:          /s/

Signing Date: August 31, 2012 in Beijing

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